UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2005

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into A Material Definitive Agreement

Executive Compensation. On March 7, 2005, the Company's Compensation and Management Development Committee (the "Compensation Committee") approved the following grants:
Each of the awards described below was made pursuant to, and is governed by, the terms of the Company's Stock and Incentive Award Plan, which has been approved by the Company's stockholders.

	Restricted Stock Units	Performance Share Awards	Stock Options

E.M. Carpenter President and Chief Executive Officer	32,000	58,000	200,000

Restricted Stock Units
The restricted stock unit award entitles Mr. Carpenter to receive, without payment to the Company, the number of shares of the Company's Common Stock, par value $.01 (the "Common Stock") equal to the number of restricted stock units that become vested and to receive dividend equivalents on the restricted stock units determined by multiplying the number of restricted stock units by the dividend per share paid on the Common Stock on each date on which a dividend is paid to the holders of Common Stock.

The restricted stock units become payable in Common Stock as follows: 33.34% on August 16, 2007 and 33.33% on each of August 16, 2008 and August 16, 2009; provided, that the restricted stock units have not been forfeited and he is in compliance with the covenant not to compete and release of claims referred to in the following paragraph. Payment will be accelerated in the event of Mr. Carpenter's death, disability termination or upon a change in control of the Company.

The restricted stock units become non-forfeitable if Mr. Carpenter's employment terminates on or after December 31, 2006 other than for cause, or if Mr. Carpenter's employment is terminated by the Company before December 31, 2006 without cause; provided, in each case that he executes a covenant not to compete and release of claims. The restricted stock units will also become non-forfeitable if his employment terminates before December 31, 2006 by reason of death or disability or upon a change of control. The restricted stock units will be forfeited on any other termination of employment.

Performance Share Awards
The performance share awards are to be earned as follows: up to 50% for fiscal year 2005 and up to 50% for fiscal year 2006, upon attainment of earnings per share levels designated by the Compensation Committee; provided, that Mr. Carpenter is employed by the Company at the end of the relevant performance year or if not so employed, termination of his employment was by the Company without cause or due to death or disability. On March 1 of each year following the year in which the performance share awards are earned, the number of shares of Common Stock equal to the number of earned awards will be delivered. Dividend equivalents on all earned performance share awards will be paid based upon dividends paid on outstanding shares of Common Stock. Upon a change in control of the Company, all of the performance share awards shall be deemed to be earned and shall be paid.

Stock Options
The stock options will become exercisable at the rate of 33.34% on August 16, 2006 and 33.33% on each of August 16, 2007 and August 16, 2008. The exercise price of each stock option is $27.51, the fair market value of a share of the Common Stock on the date of the grant, determined in accordance with the Stock and Incentive Award Plan. The stock options will expire February 16, 2015. The stock options will become exercisable in full upon a change in control, death or disability; provided, that Mr. Carpenter is employed by the Company on the date of such event. Such employment requirement shall not apply if termination of his employment is on or after December 31, 2006 other than for cause and Mr. Carpenter executes a covenant not to compete and complies with such covenant.

The stock options will be forfeited upon termination of employment unless the termination of employment is upon a change in control, or is due to death or disability, or is on or after December 31, 2006 other than for cause and Mr. Carpenter executes a covenant not to compete and complies with such covenant. In the event of one of the foregoing exceptions, the stock options will terminate as follows:

1.	If employment terminates by reason of death or disability, the stock options will terminate one year after employment terminates.
2.

If Mr. Carpenter does not execute a release of claims at the time employment terminates on or after December 31, 2006, the stock options will terminate one year after employment terminates or, if later, one year after the stock option becomes exercisable.

3.

If Mr. Carpenter executes a release of claims at the time employment terminates on or after December 31, 2006, the stock options will terminate one year after the stock option becomes exercisable or, if later, five years after employment terminates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2005	BARNES GROUP INC.
(Registrant)

By: /s/ SIGNE S. GATES

Signe S. Gates Senior Vice President, General Counsel and Secretary